Exhibit 7.10

NOTE CONVERSION AND SHARE EXCHANGE LETTER

Uxin Limited

1&3F, No. 12 Beitucheng East Road

Chaoyang District, Beijing, 100029

People’s Republic of China

July 18, 2022

Dear Sirs:

WHEREAS, we, 58.com Holdings Inc., a business company incorporated under the laws of the British Virgin Islands (“we,” “us,” “our” or “58.com”) entered into that certain convertible note purchase agreement dated as of May 29, 2019 (the “May 2019 CNPA”) with Uxin Limited (“you,” “your” or the “Company”) and certain other parties thereto, pursuant to which the Company issued to 58.com a convertible promissory note in the principal amount of US$100,000,000 on June 10, 2019 (the “Original 58.com Note”) against the full payment of the purchase price from 58.com; and

WHEREAS, we, the Company and certain other parties entered into that certain Supplementary Agreement in connection with the Convertible Note Purchase Agreement and Convertible Promissory Notes dated June 17, 2021 to amend the May 2019 CNPA and the Original 58.com Note (such note, as amended, the “58.com Note,” and the May 2019 CNPA, as amended, the “CNPA”).

Subject to the terms of this letter and in accordance with Rule 144(d)(3)(ii), we hereby surrender the 58.com Note in exchange for the allotment and issuance to us of 183,495,146 Class A ordinary shares of par value US$0.0001 each in the capital of the Company (the “Converted Shares”).

By signing this letter, you represent and warrant to 58.com that the Converted Shares, upon their issuance, shall be duly and validly issued, fully paid and non-assessable and free and clear of any Encumbrance except as imposed by applicable securities laws. “Encumbrance” means (A) any mortgage, charge, pledge, lien, hypothecation, deed of trust, title retention, title defect, security interest, encumbrance or other third-party rights of any kind securing or conferring any priority of payment in respect of any obligation of any person, any other restriction or limitation; (B) any easement or covenant granting a right of use or occupancy to any person; (C) any proxy, power of attorney, voting trust agreement, option, right of first offer, right of pre-emptive negotiation, or refusal or transfer restriction in favor of any person; and (D) any adverse claim as to title, possession, or use, and includes any agreement or arrange for any of the same.

We request and authorize you to enter, and by signing this letter you undertake to enter, the name of 58.com in the Company’s register of members as holder of the Converted Shares as of the date hereof.

Upon the delivery by the Company of the duly executed share certificate(s) (which could be in electronic form, and if delivered in electronic form, with the original form to be delivered promptly following the date hereof), registered in the name of 58.com, together with a certified true copy of the register of members of the Company (which could be in electronic form), evidencing the Converted Shares being issued and allotted to 58.com, (i) all the Company’s obligations under the 58.com Note will be fully satisfied and discharged; (ii) the 58.com Note will be extinguished without any further action from 58.com or the Company; and (iii) 58.com will cease to hold the 58.com Note and thus automatically cease to be a party to that certain voting agreement, dated July 12, 2021, by and among 58.com, the Company and certain other parties thereto.

By signing this letter, you (i) undertake to 58.com that you shall, upon a written request from 58.com, file a registration statement or, if applicable, a prospectus supplement with the U.S. Securities and Exchange Commission registering all the Converted Shares unless all the Converted Shares are eligible for sale by 58.com without any restrictions or limitations pursuant to Rule 144 of the United States Securities Act of 1933, as amended; and (ii) further undertake to assist 58.com in converting the Converted Shares into ADSs as soon as practicable by providing required documentations and instructions and taking any other necessary actions in a timely manner. We will reasonably cooperate with you in connection with the conversion of the Converted Shares into ADSs.

This letter shall be governed by and construed under the laws of the State of New York without regards to principles of conflict of laws. The resolution of any controversy or claim arising out of or relating to this letter shall be conducted pursuant to the terms of the CNPA.

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Yours faithfully,

58.com Holdings Inc.

/s/ Jinbo Yao
Name:	Jinbo Yao
Title:	Director

Acknowledged and Agreed by:

Uxin Limited

/s/ Kun Dai
Name:	Kun Dai
Title:	Director